Exhibit 24

AUTHORIZATION

I hereby authorize Edward Coll, Anthony Laura and Trudy Coleman, or any one of them, to sign and file on my behalf (i) any and all forms required by the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) relating to the reporting of beneficial ownership of equity securities of Pangaea Logistics Solutions Ltd. (the “Company”), and of changes in such beneficial ownership, together with any and all amendments thereto and (ii) the Form ID Application required for obtaining Edgar Access Codes. This Authorization shall be effective on and after the date set forth below and shall continue in effect until I am no longer required to file such forms, unless earlier revoked by me in writing.

I acknowledge that the persons authorized hereunder are not assuming, nor is the Company assuming, any of my responsibilities to comply with Section 16 of the Exchange Act.

Dated as of the 5th day of January, 2015

By:	/s/ Mark L. Filanowski
Mark L. Filanowski